Exhibit 99.1

Contact:	Andy Albert/John Patenaude	Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	847-318-1710/603-880-2145	212-687-8080

NASHUA CORPORATION ANNOUNCES PLAN TO EXIT
TONER AND DEVELOPER BUSINESS

Nashua Actively Seeking Buyer For Toner and Developer Assets

     NASHUA, N.H., April 5, 2005 — Nashua Corporation (NYSE: NSH), a manufacturer and marketer of labels, thermal and specialty papers, and imaging products, today announced a plan to exit its toner and developer business by March 31, 2006. The toner and developer business is included in Nashua’s Imaging Supplies segment, the smallest of the Company’s three business segments. The toner and developer business had net sales in 2004 of $20.5 million, accounting for approximately seven percent of Nashua’s net sales for the year. Nashua will retain the resin business, also part of the Imaging Supplies segment, which had net sales of $1.6 million in 2004. The Imaging Supplies segment had a pretax loss of $180,000 in the year ended December 31, 2004.

     The toner and developer business currently employs approximately 71 people located primarily at the Company’s Nashua and Merrimack, New Hampshire facilities. The Company expects to complete an orderly phase out of operations by March 31, 2006 in order to fulfill customer commitments. The number of employees in the Toner and Developer unit will be reduced throughout the closing period as business needs and requirements dictate.

     Andrew Albert, Chairman, President and Chief Executive Officer of Nashua Corporation, said, “Within our toner and developer business, the high cost of operating in multiple Northeast locations and of protecting intellectual property offset an excellent product base and hard working team. After carefully evaluating the business’s strategic fit with the rest of Nashua we decided to actively seek buyers of our toner and developer assets and to exit the business in a manner that will allow us to continue to meet our customer obligations through the end of the first quarter of 2006. As we exit this business, we will also separately seek buyers for the Company’s real estate located in Merrimack, New Hampshire.”

     Albert also said, “While the decision to leave this business is a difficult one, it is consistent with our continuing strategy to exit non-strategic businesses, and to direct our energy and investments towards new opportunities where we can leverage our infrastructure and core capabilities to build shareholder value.”

     Nashua currently employs approximately 230 people in New Hampshire, including those in the Company’s corporate headquarters, which will remain in Nashua.

About Nashua

     Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.

Forward-looking Statements

     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “will,” “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.